Rule 424(b)(3) Prospectus
                              Sec File No. 33-59475

    Supplement to Prospectus dated August 19, 1996

          Reference is made to the Prospectus dated
August 19, 1996 (the "Prospectus") relating to shares of Common Stock, par value $1.00 per share ("Common
Stock"), of Crane Co. (the "Company") which may be sold from time to time by or for the account of eight persons (collectively, the "Selling Shareholders") who acquired or will acquire shares of Common Stock pursuant to awards under the Crane Co. Non-Employee
Director Restricted Stock Plan (the "Directors
Restricted Stock Plan"), which Prospectus constitutes a resale prospectus as defined in General Instruction C to Form S-8.

          The following information is presented to supplement the information set forth in the Prospectus with respect to the Selling Shareholders and the number of shares of Common Stock owned by them or subject to options granted to the Directors Restricted Stock Plan.



                             Shares
                             Subject to
                             Forfeiture   Maximum
                 Shares      or Resale    Shares to
                 Owned as    Restriction  be Offered
Selling          of          s as of      Under this
Shareholder      July 1,     July 1,      Prospectus
                 1997(1)     1997         (2)


Mone Anathan,     2,829.773        2,235        2,925
III

E. Thayer         15,325.68        2,235        4,515
Bigelow, Jr.

Richard S. Fort   10,912.20        2,235        4,515

Dorsey R.          4,220.11        2,235        4,088
Gardner

Jean Gaulin           3,045        1,095        1,095

Dwight C.            26,715        2,235        4,515
Minton

C. J. Queenan,    11,421.24        2,235        4,515
Jr.

Boris Yavitz       6,793.54        2,235        4,515

(1) Does not include restricted shares of Common Stock awarded under the Directors Restricted Stock Plan which were subject to forfeiture as of July 1, 1997..

(2) Includes restricted shares of Common Stock subject to forfeiture or resale restrictions as of July 1, 1997 as well as shares of Common Stock previously acquired upon lapse of restrictions (generally five years from date of grant) in accordance with the terms of the Directors Restricted Stock Plan.



July 1, 1997
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